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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

                                 SCHEDULE 13G/A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 2)

                       Nanophase Technologies Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                          (Title of Class Securities)

                                   630079101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 630079 10 1            SCHEDULE 13G/A                      Page 2 of 4

________________________________________________________________________________
1        NAME OF REPORTING PERSON:
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert W. Shaw, Jr.


________________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:
                                                                (a)      |__|
                                                                (b)      |__|


________________________________________________________________________________
3        SEC USE ONLY:


________________________________________________________________________________
4        CITIZENSHIP OR PLACE OF ORGANIZATION:

         USA


________________________________________________________________________________
NUMBER OF SHARES         5 SOLE VOTING POWER:
                           -0-
________________________________________________________________________________
BENEFICIALLY OWNED       6 SHARED VOTING POWER:
                           -0-
________________________________________________________________________________
BY EACH REPORTING        7 SOLE DISPOSITIVE POWER:
                           -0-
________________________________________________________________________________
PERSON WITH              8 SHARED DISPOSITIVE POWER:
                           -0-
________________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON:

         -0-
________________________________________________________________________________
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*:
                                                                        |__|
________________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

         0%
________________________________________________________________________________
12       TYPE OF REPORTING PERSON*:

         IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 630079 10 1            SCHEDULE 13G/A                      Page 3 of 4

________________________________________________________________________________
Item 1.(a)    Name of Issuer:

              Nanophase Technologies Corporation

________________________________________________________________________________
Item 1.(b)    Address of Issuer's Principal Executive Offices:

              453 Commerce Street, Burr Ridge, IL  60521

________________________________________________________________________________
Item 2.(a)    Name of Person Filing:

              Robert W. Shaw, Jr.

________________________________________________________________________________
Item 2.(b)    Address of Principal Business Office or, if none, Residence:

              c/o Arete Venture Administration LLC
              3 Bethesda Metro Center
              Suite 770
              Bethesda, MD  20814

Item 2.(c)   Citizenship:

             USA

________________________________________________________________________________
Item 2.(d)    Title of Class Securities:

              Common Stock, par value $.01 per share

________________________________________________________________________________
Item 2.(e)    CUSIP Number:

              630079101

________________________________________________________________________________
Item 3.

              If this statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b), check whether the Person Filing Is a:

              Not applicable

________________________________________________________________________________
Item 4.
              Ownership:

              Provide  the  following   ownership   information   regarding  the
              aggregate number and percentage of the class of securities of the issuer identified in Item 1.

________________________________________________________________________________
Item 4.(a)    Amount Beneficially Owned:

              -0-

________________________________________________________________________________
Item 4.(b)    Percent of Class:

              0%

________________________________________________________________________________
Item 4.(c)    Number of shares as to which such person has:
          (i)      sole power to vote or to direct the vote: -0-

          (ii)     shared power to vote or to direct the vote: -0-


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CUSIP No. 630079 10 1            SCHEDULE 13G/A                      Page 4 of 4

         (iii)    sole power to dispose or to direct the disposition: -0-

         (iv)     shared power to dispose or to direct the disposition of: -0-


________________________________________________________________________________
Item 5.       Ownership of Five Percent or Less of  a Class:

              This Schedule 13G/A is being filed to report that the reporting person has ceased to be the beneficial owner of more than 5% of the class of security.

________________________________________________________________________________
Item 6.       Ownership of More than Five  Percent on Behalf of Another  Person:

              Not Applicable

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

              Not Applicable

________________________________________________________________________________
Item 8.       Identification and Classification of Member of the Group:

              Not Applicable

________________________________________________________________________________
Item 9.       Notice of Dissolution of Group:

              Not Applicable

________________________________________________________________________________
Item 10.      Certification:

              Not Applicable


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   January 31, 2001



/s/  Robert W. Shaw, Jr.
------------------------
Robert W. Shaw, Jr.